Exhibit 99.1

Press Release

SUNRISE TELECOM(R) REPORTS $14.2 MILLION IN SALES FOR FIRST QUARTER OF 2009

•	Preliminary GAAP loss from operations of $0.7 million

•	Second quarter 2009 sales projected between $12 million and $14 million

SAN JOSE, Calif., May 7 /PRNewswire-FirstCall/ — Sunrise Telecom(R) Incorporated (Pink Sheets: SRTI), a leader in test and measurement solutions for telecom, wireless and cable networks, today announced unaudited financial results for the three months ended March 31, 2009.

Net sales for the first quarter of 2009 were $14.2 million compared to $21.5 million in the fourth quarter of 2008 and $20.2 million in the first quarter of 2008. Net sales for 2008 included sales from our Protocol Products Group (now named Accanto Systems) which was sold to LTE innovations on December 12, 2008. Backlog as of March 31, 2009 was $4.7 million, compared to $5.9 million as of December 31, 2008 and $9.9 million at the end of the first quarter of 2008.

Gross margin of 61% for the first quarter 2009 is up from 53% in the fourth quarter of 2008 and up from 44% in the first quarter a year ago. The sequential improvement in gross margin was primarily due to a decline in one time charges such as warranty and inventory write-offs.

First quarter operating loss was $0.5 million, compared to an operating income of $6.3 million in the prior quarter and an operating loss of $8.6 million in the first quarter of 2008. The operating income in the fourth quarter of 2008 was primarily due to the gain of $8.3 million on the sale of our Protocol Products Group in December 2008. The operating loss in the first quarter of 2008 included a charge related to product warranty of $2.5 million relating to the CM750 product sold to a major customer in prior years, $0.8 million for excess and obsolete inventory and $0.4 million royalty settlement with Wind River, Inc. Preliminary diluted GAAP net loss per share was $(0.03) compared to net income of $0.11 per share in the fourth quarter of 2008 and net loss of $(0.14) per share in the first quarter of 2008.

“First quarter revenues came in slightly better than expected despite the challenging economic environment,” said Sunrise Telecom President and CEO, Paul Marshall. “Additionally, we have seen our cost cutting efforts have a significant impact on our operating expense, which is down to $9.2 million for the quarter compared to $17.4 million in the first quarter last year. I am pleased to expect several good new products to be announced within the next few months.”

Restructuring Update

The company made substantial progress during the past year towards its cost cutting and productivity improvement program. The integration of the wireline, fiber optics and broadband product groups into a single business unit has been completed. The Protocol Products Group has been sold and the Swiss based high resolution OTDR business was divested.

As part of the company’s cost cutting initiatives, total headcount has been reduced by 34% since year-end 2007.

Additional Highlights

•

Introduced realGATE (TM), a comprehensive broadband testing management tool. RealGATE increases work force productivity by providing comprehensive asset, results and work force management functions in a simple web-based system.

•

Shipped the first STT 40G in December 2008 which speeds deployment of 40G/43G networks with complete OTU3, STM-256 and OC-768 performance testing, troubleshooting, and diagnostics in a single, compact unit.

•	Won a large contract with a tier one European carrier for SunLite GigE and shipped units under that contract.

•	Filed 2008 10-K on May 4th making the Company current with its SEC periodic reporting requirements.

Annual Meeting of Stockholders

The Company tentatively scheduled its 2009 Annual Meeting of Stockholders for August 12, 2009.

Second Quarter Business Outlook

Based on current backlog and order expectations, Sunrise Telecom forecasts its second quarter sales to be in the range of $12 - $14 million.

-Financial Tables Following-

SUNRISE TELECOM INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (preliminary)

(In thousands, except per share data, unaudited)

	Three Months Ended March 31
	2009	2008
Net sales	14,193	19,967
Cost of sales	5,499	11,151
Gross profit	8,694	8,816
Operating expenses:
Research and development	2,781	5,274
Selling and marketing	3,858	6,331
General and administrative	2,520	4,895
Restructuring	45	943
Total operating expenses	9,204	17,443
Loss from operations	(510)	(8,627)
Other income (expense), net	(947)	1,764
Loss before income taxes	(1,457)	(6,863)
Income tax expense	—	139
Net loss	(1,457)	(7,002)
Earnings per share:
Basic and diluted	(0.03)	(0.14)
Shares used in per share computation:
Basic and diluted	51,349	51,349

SUNRISE TELECOM INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (preliminary)

(In thousands, unaudited)

	March 31 2009	December 31 2008
	(unaudited)
ASSETS
Current Assets
Cash and cash equivelents	7,172	9,196
Accounts receivable, net	17,758	19,732
Inventories, net	11,283	11,481
Prepaid expenses and other assets	3,166	2,200
Total current assets	39,379	42,609
Property and equipment, net	19,432	20,132
Restricted cash	297	296
Other assets	548	2,123
Total assets	59,656	65,160
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	2,000	2,000
Accounts payable	2,511	3,403
Other accrued liabilities	9,958	12,833
Income taxes payable	617	617
Deferred revenue	915	1,244
	16,001	20,097
Notes payable, less current portion	—	2
Income taxes payable	1,368	1,368
Deferred revenue, less current portion	56	71
Stockholders’ equity	42,231	43,622
	59,656	65,160

About Sunrise Telecom Incorporated

Sunrise Telecom develops and delivers high-quality communications test and measurement solutions for telecom, cable and wireless networks. The Company’s robust portfolio of feature-rich, easy-to-use products enables service providers to deliver premium voice, video, data and next-generation digital multimedia services quickly, reliably, and cost-effectively. Based in San Jose, California, Sunrise Telecom distributes its products through a direct sales force and a global network of sales representatives and distributors. For more information, visit http://www.sunrisetelecom.com or email info@sunrisetelecom.com.

SUNRISE TELECOM, the “S” logo, and other trademarks are trademarks of Sunrise Telecom Incorporated and may not be used without permission.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, material contained in quotations, sales expectations for the second quarter of 2009, expectations related to cost reduction and ability to reduce operating expenses. These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ materially from those projected. Specific factors that may cause results to differ include the following: a lack of acceptance or slower than anticipated acceptance for Sunrise Telecom’s new or enhanced products and modules; slower than anticipated product development or introduction into the marketplace; unanticipated delays in product delivery schedules; lower than anticipated end-user demand for telecommunications services and a corresponding cutback in spending by customers; increased competitive pressures, including from former employees; rapid technological change within the telecommunications industry; Sunrise Telecom’s dependence on a limited number of major customers; Sunrise Telecom’s dependence on limited source suppliers; deferred or lost sales resulting from order cancellations or order changes; deferred or lost sales resulting from Sunrise Telecom’s lengthy sales cycle; unanticipated difficulties associated with international operations; Sunrise Telecom’s ability to manage growth and slowdowns; disproportionately high compliance costs relative to Sunrise Telecom’s size; time spent by management reviewing alternative capital structure proposals and strategic, balance-sheet asset proposals to make the Company more successful; the loss of key employees; ineffective internal controls requiring remediation; the long-term impact of cost controls; the Company’s general lack of liquidity; the unknown effects of management changes; and protracted litigation, which could disrupt Sunrise Telecom’s normal business operations. Some of these risks and uncertainties are described in more detail in Sunrise Telecom’s reports filed with the SEC, including, but not limited to, its Annual Report on Form 10-K for the period ended December 31, 2008. Sunrise Telecom assumes no obligation to update the forward-looking statements included in this press release.

SOURCE Sunrise Telecom Incorporated

CONTACT: Richard D. Kent, Chief Financial Officer of Sunrise Telecom Incorporated, +1-408-363-8000

Web Site: http://www.sunrisetelecom.com